American CareSource Holdings Announces Move to Nasdaq

Thursday September 18, 2:05 pm ET

DALLAS, TX--(MARKET WIRE)--Sep 18, 2008 -- American CareSource Holdings, Inc. (XSI - News) today announced that its Board of Directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market®. Effective Monday, September 29, 2008, the Company will trade under the symbol Nasdaq: ANCI. The Company will continue to trade on the American Stock Exchange under the old symbol, XSI, through Friday, September 26, 2008. In addition, the Company will ring The NASDAQ Stock Market Closing Bell on October 9, 2008.

Commenting on today's announcement, David S. Boone, Chief Executive Officer of American CareSource, stated, "The decision to trade on The NASDAQ Stock Market was made after careful consideration of capital market alternatives and analysis of the electronic market model. We believe that The NASDAQ Stock Market will provide our investors with a more transparent electronic market to aid their trading efficiency and liquidity needs. Our move to the NASDAQ is an important step in the evolution of our Company that is consistent with the successful execution of our growth strategy and as we continually expand our investor base."

About Ancillary Healthcare Services

American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.

American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

About NASDAQ Stock Market

NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, please visit www.nasdaq.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic conditions, and the affect of competitive services, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

Contact:

     Steven J. Armond

     Chief Financial Officer

     American CareSource Holdings, Inc.

     Tel: 972-308-6847